Exhibit 10.14
TENNESSEE VALLEY AUTHORITY
COAL ACQUISITION & SUPPLY
1101 Market Street, MR 2A
Chattanooga, Tennessee 37402-2801
CONTRACT SUPPLEMENT

TO: Armstrong Coal Company, Inc.	Supplement No.	7
7733 Forsyth Boulevard, Suite 1625	Date	December 29, 2009
St. Louis, Missouri 63105	Group No.	612
	Contract No.	40668
	Plant	Various
	Name of Mine	Big Run
Attention: Mr. Tate Rich
This confirms the agreement reached between Ben Jones, TVA, and Tate Rich, Delta Coals, LLC, on behalf of Armstrong Coal Company, Inc., (“Contractor”) to amend Contract 612-40668 (the “Contract”) as set forth below. Coal provided prior to January 1, 2010, will be governed by the terms of the Contract, as amended by Supplements 1-6 and Section 5 of this Supplement 7, and coal delivered on or after January 1, 2010, will be governed by the terms of the Contract as amended by Supplements 1-6 and this Supplement 7.
Section 1. Contract Term
Section 1.0 Contract Term of the Contract (as previously modified by Supplement 1) is hereby deleted in its entirety and replaced with the following:
The “Base Term” of this Contract is 4.5 years (July 1, 2008 — December 31, 2012) and provides for a total reopener effective January 1, 2013. The “Reopener Term” of this Contract is 6.0 years (January 1, 2013 — December 31, 2018). The Base Term and the Reopener Term are subject to the terms and conditions provided below.
(A) The Delivery Commencement Date shall be July 1, 2008, and deliveries shall continue for ten and one-half (10 1/2) years from said Delivery Commencement Date unless terminated earlier by agreement or as otherwise provided herein.
(B) Either party may elect to commence Reopener Term negotiations by providing written notice to the other party no later than April 1, 2012, for the purpose of renegotiating the price and other terms and conditions with respect to coal to be provided from January 1, 2013, for any period of time up to December 31, 2018, or for the sole purpose of terminating deliveries on January 1, 2013. Nothing herein is intended to require a party who has commenced negotiations hereunder to continue such negotiations, if, for any reason, such party determines it is not in its interests to do so. If this negotiation provision has been exercised, this Contract will terminate on December 31, 2012, unless TVA and the Contractor have mutually agreed in writing no later than July 1, 2012, to continue this Contract. Neither party shall be under any obligation or liability to continue this Contract beyond said termination of December 31, 2012, or have any liability for refusing to do so, if either party desires to terminate deliveries in accordance herewith.
(C) If the parties agree to continue this Contract beyond December 31, 2012, as the result of negotiations as provided in (B) above then this Contract may be reopened by either party by providing written notice to the other party no later than April 1, 2014, for the purpose of negotiating price and other terms and conditions for coal to be provided from January 1, 2015, for any period of time up to December 31, 2018, or for the sole purpose of terminating deliveries on December 31, 2014. Nothing herein is intended to require a party who has commenced negotiations hereunder to continue such negotiations, if, for any reason, such party determines it is not in its interests to do so. If this reopener provision has been exercised, the Contract will terminate on December 31, 2014, unless TVA and the Contractor have mutually agreed in writing no later than July 1, 2014, to continue this Contract through December 31, 2018, or until such earlier expiration date as the parties may mutually agree. Neither party shall be under any obligation or liability to continue this Contract beyond December 31, 2014, or have any liability for refusing to do so, if either party desires to terminate deliveries in accordance herewith.
Section 2. Quantity
Section 2.1.1 Quantity of the Contract is hereby deleted in its entirety and replaced with the following:
2.1.1. Subject to TVA’s right to reduce or increase quantities to be delivered, as hereinafter provided, the quantity of coal to be sold and purchased hereunder during each Contract Year shall be as follows:

Contract Year	Base Tonnage
2008	500,000
2009	1,000,000
2010	1,000,000
2011	1,000,000
2012	2,000,000
2013	2,000,000
2014-2018	2,000,000
Note: Except as otherwise provided below, all annual tonnages will be delivered in fifty-two (52) equal deliveries or as directed by the Contract Administrator.

Section 3. Price
Section 6.0 Price of the Contract is hereby revised as follows.
Subsection 6.1. is deleted in its entirety and replaced with the following new section:
6.1 Effective for all shipments beginning January 1, 2010, TVA shall pay Contractor $39.48 F.O.B. railcar at Midway, Kentucky, (hereinafter referred to as the “Base Price”) for each net ton of coal purchased and delivered under this Contract. Thereafter the Base Price shall be adjusted the first day of each Contract Year as provided in Section 10.1 (as adjusted annually, hereinafter referred to as “the then current Base Price”) and otherwise as provided in Section 8.
Note: The price of coal delivered in calendar year 2010, 2011, and 2012 shall be as shown below.

		Revised
		Price per
		ton per
Calendar		Section
Year	Base Price	10.1
2010	$39.48	N/A
2011	$39.48	$40.57
2012	$39.48	$41.68
Section 4. Variations, Delays, and Interruptions in Deliveries
Section 4.0 Variations, Delays, and Interruptions in Deliveries of the Contract is hereby revised as follows.
Subsection 4.2 is deleted in its entirety and replaced with the following new section:
4.2 Subject to the conditions hereinafter stated, neither party shall be liable to the other for failure to deliver or accept delivery of coal as provided for in this contract if such failure was due to supervening causes not due to its own negligence, and which cannot reasonably be overcome by the exercise of due diligence. Such causes shall include by way of illustration, but not limitation: acts of God or of the public enemy; insurrection; riots; strikes; nuclear disaster; partial or total outages of coal-fired units; floods; accidents; major breakdown of equipment or facilities (including, but not limited to, emergency outages of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto), such equipment and facilities to include, but not limited to, power generation, unloading, stock-out and preparation plant equipment; fires; industry-wide carrier delays or shortages of carriers’ equipment; embargoes; orders of acts of civil or military authority; or industry-wide shortages of materials and supplies. Nor shall TVA be obligated to accept delivery of coal hereunder to the extent that such causes wholly or partially prevent the unloading, stockpiling, preparing, or burning of coal at a Destination or Receiving Plant that is receiving coal at the time the cause occurs, in which case TVA shall have no obligation to consign deliveries to another destination or plant; provided, however, that if there is more than one Destination or Receiving Plant for this contract at the time such cause occurs, TVA shall be excused from taking delivery of only such coal as would have been received at the Destination or Receiving Plant experiencing such cause. Nor shall refusal of either party to settle a strike on terms other than it considers satisfactory preclude the strike from being considered an excusable cause. In the event of force majeure asserted by Contractor, TVA shall have the right, but not the obligation, to require Contractor to make up any tonnage not delivered in accordance with this Section. In the event of force majeure asserted by TVA, Contractor shall have the right, but not the obligation, to require TVA to make up any tonnage not accepted in accordance with this Section. Any make up tonnage under this provision shall be rescheduled by mutual agreement between the parties. Written notice of a party’s intent to exercise its right to require the other party to make up tonnage not delivered or accepted in accordance with this section, in order to be effective, must be received by the other party within 90 days of the date of the first coal delivery following the complete cessation of the force majeure. The Base Price for make up tonnage rescheduled hereunder shall be the then current Base Price at the time of delivery. The Base Price for any tonnage delivered under this provision, after the expiration of the Contract Term shall be the Base Price of the final Contract Year, escalated by three percent (3.0%).
Subsection 4.6 is deleted in its entirety and replaced with the following new section:
4.6 TVA, by providing at least thirty (30) days’ prior written notice to Contractor, shall have the right to refuse any shipments otherwise scheduled for delivery to a Destination or Receiving Plant during maintenance periods at such Destination or Receiving Plant. Either party shall have the right, but not the obligation, to make up any tonnage not delivered in accordance with this Section.
Written notice of a party’s intent to exercise its right to require the other party to make up such deliveries, in order to be effective, must be received by the other party within 90 days of the commencement of such maintenance period and such deliveries shall be rescheduled for delivery as may be mutually agreed. The Base Price for make up tonnage rescheduled hereunder shall be the then current Base Price at the time of delivery. The Base Price for any make up tonnage delivered after the expiration of the Contract Term shall be the Base Price of the final Contract Year escalated by three percent (3.0%).
Section 5. Law Change:
A. With respect to any and all governmental imposition and law change assessment costs and expenses arising or incurred prior to January 1, 2010, including, but not limited to, any and all costs and expenses associated with the Mine Improvement and New Emergency Response Act of 2006, (“MINER Act”) and/or any Federal or State

statutes, rules, regulations, directives, or mandates implemented, promulgated, issued, enacted, or revised prior to or on December 31, 2009 (individually and collectively a “Law Change”), the following payment is agreed to as the final and complete settlement and resolution of the price to be paid by TVA, under the Contract, for any and all MINER Act expenses, claims, or costs and/or Law Change expenses, claims, or costs. TVA will pay Contractor a lump-sum payment of $500,000 to settle and resolve any and all MINER Act and/or Law Change claims, costs, and expenses which were or could have been claimed under Section 10 of the Contract and/or which arose or were incurred with respect to or in connection with the Contract on or prior to December 31, 2009.
Upon payment of this $500,000, TVA and Contractor acknowledge and agree that TVA has paid in full any and all amounts that are owed or that may be owed to Contractor pursuant to Section 10 or any other provisions of the Contract respect to any and all coal delivered to TVA prior to or on December 31, 2009, and for the avoidance of all doubt, no further payment will be made by TVA to Contractor on account of or in connection with such coal, except for the payment of the Base Price and/or any adjustments which may be due the parties as a result of the actual quality of the coal delivered.
B. TVA and Contractor further agree that, effective with respect to coal deliveries on or after January 1, 2010, pursuant to the Contract, Section 10.2.1 (Law Change Assessment Costs) of the Contract shall not apply to costs arising on account of or associated with any Federal or State statute (including the MINER Act), regulation, ordinance, rule or other mandate or final judgment, order, or decree of a judicial or regulatory body or agency that is enacted, amended, revised, issued, promulgated, decreed, published, or established at any time prior to or on January 1, 2010. For the avoidance of all doubt, TVA and Contractor acknowledge and agree that the prices established pursuant to Section 3 of this Supplement include payment for the entire cost of Contractor’s compliance with any and all existing laws, regulations, mandates, ordinances, decrees, rules, and orders that are described in the immediately preceding sentence.
C. The first four (4) lines of Section 10.2.1 on page 15 of the Contract and the first three (3) lines of Section 10.2.1 (i) on page 16 of the Contract are hereby deleted in their entirety and replaced with the following:
10.2.1 Law Change Assessment Costs. In the event of the issuance, enactment, promulgation, or amendment, on or after January 1, 2010, of a Federal or State statute, regulation, ordinance, rule or other mandate, or of a final judgment, order, or decree of a judicial or regulatory body or agency:
     (i) relating specifically to coal mine safety, rescue, or emergency response, or
Section 6. Correction of Typographical Error:

The first sentence of Section 20 of the Contract is amended by deleting the phrase “no sooner than July 1, 2111” and replacing it with “no sooner than July 1, 2011.”
All other terms and conditions of the Contract remain unchanged.
Please complete the acceptance below and return a signed copy of this contract supplement to this office. You should retain the other signed copy for your files.
In the event Contractor fails to execute this Supplement in the acceptance space provided below or fails to return such executed Supplement to TVA, shipment of coal to TVA following the date of Contractor’s receipt of this Supplement shall constitute an acceptance by Contractor of all the terms and conditions of this Supplement, unless within five (5) business days of the date of receipt of this Supplement, Contractor notifies TVA, both orally and in writing that this Supplement is not accepted.

Accepted	Armstrong Coal Co.	TENNESSEE VALLEY AUTHORITY

Company

By	/s/ Martin D. Wilson	/s/ Connie S. Gazaway

	Signature	Connie S. Gazaway Fuel Transportation Specialist

President	/s/

Title	Contract Support Specialist

2/3/10	/s/

Date	Manager of Coal Supply